Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Global, Inc.:

We consent to the use of our reports dated February 13, 2013, with respect to the consolidated balance sheets of Liberty Global, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2012, the related financial statement schedules I and II, and the effectiveness of Liberty Global, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement on Form S-4 and related joint proxy statement/prospectus.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2012 contains an explanatory paragraph that states that the aggregate amount of total assets and revenue of San Juan Cable LLC, doing business as Onelink Communications, that are excluded from management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2012 are $795.7 million and $24.8 million, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of this entity.

KPMG LLP

Denver, Colorado

March 4, 2013